Exhibit 10.3

PIEDMONT OFFICE REALTY TRUST, INC.
LONG-TERM INCENTIVE PROGRAM
AWARD AGREEMENT

Grant Date: _______________

«First and Last Name»
«Title»
«Address»
«City», «State» «Zip»

Dear __________________:

Piedmont Office Realty Trust, Inc. (“Piedmont”) maintains the Piedmont Office Realty Trust, Inc. Long-Term Incentive Program (“LTIP”), a component of the Piedmont Office Realty Trust, Inc. Second Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”). You have been selected by the Compensation Committee of the Board of Directors (the “Committee”) to receive an award under the LTIP (the “LTIP Award”), equal to «Rounded» shares of Stock (the “Target Amount”), which may be earned pursuant to Section 1 below. The percentage of your Target Amount that you earn will depend on the performance of Piedmont during the three-year period beginning January 1, 2022 and ending December 31, 2024 (the “Performance Cycle”).

Capitalized terms used but not defined in this LTIP Award agreement have the meanings given those terms in the Plan and/or the LTIP. For purposes hereof, references to the LTIP shall be deemed to include the Plan.

1.Determination of LTIP Award Payout.

a.The threshold, target, and maximum Performance Levels applicable to your LTIP Award are based on Piedmont’s Total Shareholder Return (“TSR”) for the Performance Cycle relative to the TSR of the companies in Piedmont’s Peer Group. Following the end of the Performance Cycle, the Committee shall review, and in its sole discretion, determine the extent to which the Performance Levels were in fact satisfied for the Performance Cycle, if at all, and the percentage of your Target Amount payable to you in accordance with the following schedule:

Performance Level	Peer Group Percentile Ranking	Percentage of Target Amount Payable
Maximum or above	75th percentile or above	200%
Target	Median	100%
Threshold	25th percentile	50%
Below Threshold	below 25th percentile	0%

If the Peer Group Percentile Ranking is between the Threshold and Target Performance Levels or between the Target and Maximum Performance Levels, the percentage of the Target Amount payable shall be determined by linear interpolation. Notwithstanding the foregoing, if the Peer Group Percentile Ranking is below the Threshold Performance Level, but the Committee determines that Piedmont’s absolute TSR for the Performance Cycle was 10% or greater, then 50% of your Target Amount will be payable to you. In all cases, the shares of Stock payable with respect to the Performance Cycle shall be a whole number, and any fractional shares shall be rounded to the nearest whole number by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

1.
b.Absolute TSR Modifier. Notwithstanding anything to the contrary contained in Section 1(a), if (i) Piedmont’s absolute TSR for the Performance Cycle is negative, and (ii) the relative Performance Level for the applicable Performance Cycle is determined to be above the Target Performance Level, the Percentage of the Target Amount Payable shall be reduced according to the following schedule:

Absolute TSR for the Performance Cycle	Reduction in Percentage of Target Amount Payable
-0.01%	10%
<= -15.0%	30%
The absolute TSR modifier will reduce payouts on a linear basis between -10% and -30%, but in no event shall the resulting payout be reduced to less than the LTIP Award that is payable at the Target Performance Level.

The adjustment in this Section 1(b) shall not apply if the relative Performance Level for the applicable Performance Cycle is determined to be at or below the Target Performance Level.

2.Holding Period. As a corporate officer, you are required to hold any shares of Stock transferred to you in accordance with Section 3 for a minimum period of one (1) year before the shares of Stock can be sold, transferred, pledged, assigned or otherwise disposed of, except if you incur a Termination of Service due to your death, Disability or Retirement or by Piedmont or a Subsidiary without Cause (as defined in the LTIP).

3.Settlement of LTIP Awards. Subject to Section 4 hereof, the percentage (if any) of your Target Amount that is payable with respect to the Performance Cycle shall be paid by Piedmont in the calendar year after the end of such Performance Cycle. Payments hereunder shall be made in shares of Stock, cash, or a combination thereof, in accordance with the LTIP, as determined by the Committee in its sole discretion. You will have no rights as a stockholder with respect to any shares of Stock under this LTIP Award unless and until shares of Stock are awarded and paid to you.

4.Special Vesting on Termination of Service. Except as otherwise provided in this Section 4, you will not be entitled to any portion of the LTIP Award if you incur a Termination of Service before the end of the Performance Cycle. In the event of your Termination of Service during the Performance Cycle due to (a) termination by Piedmont or a Subsidiary without Cause (as defined in the LTIP), (b) termination by you with Good Reason, (c) your Retirement, (d) your death, (e) your involuntary termination by Piedmont or a Subsidiary by reason of your Disability, or (f) the expiration of your employment agreement due to non-renewal by Piedmont, you will be entitled to payment of the pro-rated portion of your LTIP Award for the Performance Cycle based on Piedmont’s TSR relative to the TSR of the companies in the Peer Group determined as of the date of your Termination of Service, as adjusted in accordance with Section 1(b) if applicable. The percentage of the total Target Amount earned pursuant to Section 1 will then be multiplied by a fraction, the numerator of which equals the number of days during the Performance Cycle that you were actively employed by Piedmont and its Subsidiaries and the denominator of which equals the number of days in the Performance Cycle. The resulting amount shall then be paid by Piedmont 90 days after your Termination of Service occurs and such amount will be subject to the holding period requirement in Section 2 above.

5.Dividend Equivalents. Your LTIP Award granted hereunder is granted in tandem with a corresponding right to receive an amount equal to each cash and stock dividend that is made by Piedmont in respect of a share of Stock underlying such LTIP Award (a “Dividend Equivalent”) that has a record date during the Performance Cycle. Any such amounts shall be accrued and, to the extent the portion of the LTIP Award to which such Dividend Equivalent relates becomes earned and vested, shall be paid in a single lump sum on the same date that such portion is settled in accordance with Section 3 or 4 above. Any such Dividend Equivalent Right shall terminate upon the forfeiture of, or payment with respect to, such LTIP Award, as applicable. Any Dividend Equivalents will be treated as separate payments from the underlying LTIP Awards for purposes of Section 409A.

6. 409A Compliance. The parties intend that payments under this LTIP Award agreement comply with or be exempt from Section 409A and Piedmont shall have complete discretion to interpret and construe this LTIP Award agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A. If for any reason, such as imprecision in drafting, any provision of this LTIP Award agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A and shall be interpreted by Piedmont in a manner consistent with such intent, as determined in the discretion of Piedmont. A Termination of Service shall not be deemed to have occurred for purposes of any provision of this LTIP Award agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under and subject to Section 409A upon or following a Termination of

Service unless such termination is also a “separation from service” within the meaning of Section 409A from Piedmont, and, for purposes of any such provision of this LTIP Award agreement, references to a “Termination of Service,” “termination,” “termination of employment” or like terms shall mean a “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this LTIP Award agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations. Any provision of this LTIP Award agreement to the contrary notwithstanding, if at the time of the your separation from service, Piedmont determines that you are a “specified employee,” within the meaning of Section 409A, then, to the extent any payment that you are entitled to under this LTIP Award agreement on account of your separation from service would be considered nonqualified deferred compensation under and subject to Section 409A, such payment shall be paid at the date which is the earlier of (i) six (6) months and one day after your separation from service from Piedmont and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6 shall be paid to you in a lump-sum. Piedmont makes no representation or warranty and shall have no liability to you or any other person if any payments under this LTIP Award agreement are determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

7.Forfeiture. Except for as otherwise provided in Section 4, if you incur a Termination of Service at any time prior to the end of the Performance Cycle voluntarily or upon a termination by Piedmont or a Subsidiary for Cause (as defined in the LTIP), then you will forfeit your right to receive any cash or shares of Stock pursuant to this LTIP Award.

8.LTIP and Plan. The percentage of your LTIP Award earned and settlement of your earned LTIP Award (if any) are governed by this LTIP Award agreement and the LTIP. All provisions of your LTIP Award are subject to the terms and conditions set forth in the LTIP and the Plan, which are hereby incorporated into this LTIP Award agreement by this reference. To the extent the terms of this LTIP Award agreement are inconsistent with or modify, amend of supplement any provisions of the LTIP, the terms of the LTIP will have precedence over this LTIP Award agreement.

9.Unfunded Promise. The LTIP Award constitutes a contingent and unsecured promise of Piedmont and you have only the rights of a general unsecured creditor of Piedmont, including, but not limited to, any rights in respect of settlement of your LTIP Award. You will not be a stockholder with respect to the shares of Stock corresponding to your LTIP Award unless and until your LTIP Award is settled in shares of Stock.

10.Nontransferable. No rights under this LTIP Award agreement shall be transferable by you, except as provided in Section 12 of the Plan.

11.Other Laws. Piedmont shall have the right to refuse to transfer shares of Stock subject to this LTIP Award to you if Piedmont acting in its absolute discretion determines that the transfer of such shares is (in the opinion of the Piedmont's legal counsel) likely to violate any applicable law or regulation.

12.No Right to Continue Employment or Service. Neither the Plan, the LTIP, this LTIP Award agreement, nor any related material shall give you the right to continue in the employment or other service of Piedmont or a Subsidiary or shall adversely affect the right which Piedmont or any Subsidiary has under applicable law to terminate your employment or service with or without cause at any time.

13.Governing Law. This LTIP Award agreement shall be governed by the laws of the State of Maryland, applied without regard to conflicts of law principles.

14.Binding Effect. This LTIP Award agreement shall be binding upon Piedmont and you and your respective heirs, executors, administrators, and successors.

15.Headings and Sections. The headings contained in this LTIP Award agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this LTIP Award agreement.

If you agree to the foregoing terms and conditions, please execute both copies of this LTIP Award agreement and return one such executed original copy to Piedmont.

Sincerely,

Piedmont Office Realty Trust, Inc.

By: _________________________
Name: C. Brent Smith
Title: President & CEO
Date: __________________

I hereby accept the LTIP Award described in this LTIP Award agreement in accordance with the terms and conditions set forth herein and, in the Plan, and LTIP.

Signature: _____________________

Name: «First and Last Name»

Date: _________________________